Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Univar Inc. 2015 Omnibus Equity Incentive Plan, the Univar Inc. 2011 Stock Incentive Plan, and the Univar Inc. Employee Stock Purchase Plan of our report dated February 27, 2015 (except Note 23, as to which the date is June 5, 2015) with respect to the consolidated financial statements of Univar Inc., included in its Amendment No. 7 to the Registration Statement on Form S-1 (No. 333-197085) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 23, 2015